UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2014

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 27, 2014, Bally Technologies, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”)  to the Company’s Second Amended and Restated Credit Agreement dated as of April 19, 2013 (the “Credit Agreement”), among the Company, Bank of America, N.A., as administrative agent (the “Agent”), and the other lenders party thereto. The Amendment amended the Credit Agreement to, among other things: (i) allow for additional incremental facilities not exceeding $370 million, (ii) extend the maturity date of the Company’s Term Loan A and revolving credit facility to May 27, 2019, and (iii) revise the leverage-based pricing grid. Pursuant to the Amendment, loans under the Credit Agreement will bear interest at a rate equal to either the applicable base rate or LIBOR, plus in each case a margin determined by the Company’s consolidated total leverage ratio, with a range of base rate margins from 0% to 1.00% and a range of LIBOR margins from 1.00% to 2.00%.

On May 27, 2014, the Company also entered into the Incremental Joinder Agreement (the “Joinder”) with certain subsidiaries of the Company, the Agent, and the other lenders party thereto. The Joinder provides for $370 million in additional revolving commitments under the Credit Agreement. As a result of the Joinder, the aggregate total revolving commitment under the Credit Agreement is $1.07 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/Neil Davidson
Neil Davidson
Senior Vice President, Chief Financial Officer and Treasurer

Dated: May 30, 2014